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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1 )*



                             HILITE INDUSTRIES, INC.
         --------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
         --------------------------------------------------------------
                         (Title of Class of Securities)

                                   431353-10-1
                     ---------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)

---------------------                                         ------------------
CUSIP NO. 431353-10-1                 13G                     PAGE 2 OF 12 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Geoffry S. Lineberger Trust
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]

                                                                         (b) [X]
--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION


              Connecticut
--------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         1,056,429
   NUMBER OF                  --------------------------------------------------
     SHARES                      6       SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                             -0-
      EACH                    --------------------------------------------------
   REPORTING                     7       SOLE DISPOSITIVE POWER
     PERSON
      WITH                               1,056,429
                              --------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,056,429
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                       [_]

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              21.6%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*


              00
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

SEC 1745 (2-95)

---------------------                                         ------------------
CUSIP NO. 431353-10-1                 13G                     PAGE 3 OF 12 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              James E. Lineberger, Jr., as Trustee of the Geoffry S.
              Lineberger Trust
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]

                                                                         (b) [X]
--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

--------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         -0-
        NUMBER OF             --------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                        1,056,429
           EACH               --------------------------------------------------
        REPORTING                7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                          -0-
                              --------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         1,056,429
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,056,429
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                      [_]

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              21.6%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------

SEC 1745 (2-95)

---------------------                                         ------------------
CUSIP NO. 431353-10-1                 13G                     PAGE 4 OF 12 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Christopher Lineberger, as Trustee of the
              Geoffry S. Lineberger Trust
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]

                                                                         (b) [X]
--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
--------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         -0-
        NUMBER OF             --------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                        1,056,429
           EACH               --------------------------------------------------
        REPORTING                7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                          -0-
                              --------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         1,056,429
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,056,429
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                      [_]

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              21.6%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------
SEC 1745 (2-95)

---------------------                                         ------------------
CUSIP NO. 431353-10-1                 13G                     PAGE 5 OF 12 PAGES
---------------------                                         ------------------

                                  SCHEDULE 13G
                          (Geoffry S. Lineberger Trust)

Item 1(a).     NAME OF ISSUER:

               Hilite Industries, Inc.

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1671 South Broadway
               Carrollton, Texas 75006

Item 2(a).     NAME OF PERSON FILING:

               Geoffry S. Lineberger Trust

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               1120 Boston Post Road
               Darien, Connecticut 06820

Item 2(c).     CITIZENSHIP:

               Connecticut

Item 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $.01 par value per share

Item 2(e).     CUSIP NUMBER:  431353-10-1

Item 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
               13d-2(b):

               Not Applicable

Item 4.        OWNERSHIP:

               (a)  Amount Beneficially Owned:

                    1,056,429 shares of Common Stock, $.01 par value per share ("Common Stock").

               (b)  Percent of Class: 21.6%




SEC 1745 (2-95)

309246-1

---------------------                                         ------------------
CUSIP NO. 431353-10-1                 13G                     PAGE 6 OF 12 PAGES
---------------------                                         ------------------


               (c)  Number of shares as to which such person has:

                    (i)  Sole power to vote or to direct the vote: 1,056,429

                    (ii) Shared power to vote or to direct the vote: none

                    (iii)Sole power to dispose or to direct the  disposition of:
                         1,056,429

                    (iv) Shared  power to dispose  or to direct the  disposition of: none

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.

              Not Applicable

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable

Item 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable

Item 10.      CERTIFICATION.

              Not Applicable


SEC 1745 (2-95)

---------------------                                         ------------------
CUSIP NO. 431353-10-1                 13G                     PAGE 7 OF 12 PAGES
---------------------                                         ------------------

                                  SCHEDULE 13G
    (James E. Lineberger, Jr., as Trustee of the Geoffry S. Lineberger Trust)

Item 1(a).     NAME OF ISSUER:

               Hilite Industries, Inc.

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1671 South Broadway
               Carrollton, Texas 75006

Item 2(a).     NAME OF PERSON FILING:

               James E. Lineberger, Jr., as Trustee of the Geoffry S. Lineberger Trust

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               1120 Boston Post Road
               Darien, Connecticut 06820

Item 2(c).     CITIZENSHIP:

               United States

Item 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $.01 par value per share

Item 2(e).     CUSIP NUMBER:  431353-10-1

Item 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b),  OR
               13d-2(b):

               Not Applicable

Item 4.        OWNERSHIP:

               (a)  Amount Beneficially Owned:

                    1,056,429 shares of Common Stock, $.01 par value per share ("Common Stock"). This amount represents shares held by the Geoffry S. Lineberger Trust, of which Mr. Lineberger is a trustee.


SEC 1745 (2-95)

---------------------                                         ------------------
CUSIP NO. 431353-10-1                 13G                     PAGE 8 OF 12 PAGES
---------------------                                         ------------------

               (b)  Percent of Class: 21.6%

               (c)  Number of shares as to which such person has:

                    (i)  Sole power to vote or to direct the vote: none

                    (ii) Shared power to vote or to direct the vote: 1,056,429

                    (iii)Sole power to dispose or to direct the  disposition of:
                         none

                    (iv) Shared  power to dispose  or to direct the  disposition of: 1,056,429

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.

              Not Applicable

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable

Item 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable

Item 10.      CERTIFICATION.

              Not Applicable


SEC 1745 (2-95)

---------------------                                         ------------------
CUSIP NO. 431353-10-1                 13G                     PAGE 9 OF 12 PAGES
---------------------                                         ------------------

                                  SCHEDULE 13G
     (Christopher Lineberger, as Trustee of the Geoffry S. Lineberger Trust)

Item 1(a).    NAME OF ISSUER:

              Hilite Industries, Inc.

Item 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              1671 South Broadway
              Carrollton, Texas 75006

Item 2(a).    NAME OF PERSON FILING:

              Christopher Lineberger, as Trustee of the Geoffry
S.
              Lineberger Trust

Item 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              1120 Boston Post Road
              Darien, Connecticut 06820

Item 2(c).    CITIZENSHIP:

              United States

Item 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock, $.01 par value per share

Item 2(e).    CUSIP NUMBER:  431353-10-1

Item 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
              13d-2(b):

              Not Applicable

Item 4.       OWNERSHIP:

               (a)  Amount Beneficially Owned:

                    1,056,429 shares of Common Stock, $.01 par value per share ("Common Stock"). This amount represents shares held by the Geoffry S. Lineberger Trust, of which Mr. Lineberger is a trustee.


SEC 1745 (2-95)

---------------------                                        -------------------
CUSIP NO. 431353-10-1                 13G                    PAGE 10 OF 12 PAGES
---------------------                                        -------------------

               (b)  Percent of Class: 21.6%

               (c)  Number of shares as to which such person has:

                    (i)  Sole power to vote or to direct the vote: none

                    (ii) Shared power to vote or to direct the vote: 1,056,429

                    (iii)Sole power to dispose or to direct the  disposition of:
                         none

                    (iv) Shared  power to dispose  or to direct the  disposition of: 1,056,429

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.

              Not Applicable

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable

Item 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable

Item 10.      CERTIFICATION.

              Not Applicable


SEC 1745 (2-95)

---------------------                                        -------------------
CUSIP NO. 431353-10-1                 13G                    PAGE 11 OF 12 PAGES
---------------------                                        -------------------


                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     February 12, 1998


                                               GEOFFRY S. LINEBERGER TRUST


                                               By: /s/ James E. Lineberger, Jr.
                                                   -----------------------------
                                                   James E. Lineberger, Jr.,
                                                    as Trustee



                                               /s/ James E. Lineberger, Jr.
                                               ---------------------------------
                                               James E. Lineberger, Jr., Trustee


                                               /s/ Christopher Lineberger
                                               ---------------------------------
                                               Christopher Lineberger, Trustee


SEC 1745 (2-95)

---------------------                                        -------------------
CUSIP NO. 431353-10-1                 13G                    PAGE 12 OF 12 PAGES
---------------------                                        -------------------


                                    EXHIBIT 1


           The undersigned agree that the statement on Schedule 13G to which this Agreement is attached is filed on behalf of each of them.

Dated:  February 12, 1998


                                               GEOFFRY S. LINEBERGER TRUST


                                               By: /s/ James E. Lineberger, Jr.
                                                   -----------------------------
                                                   James E. Lineberger, Jr.,
                                                    as Trustee



                                               /s/ James E. Lineberger, Jr.
                                               ---------------------------------
                                               James E. Lineberger, Jr., Trustee


                                               /s/ Christopher Lineberger
                                               ---------------------------------
                                               Christopher Lineberger, Trustee






SEC 1745 (2-95)